Exhibit 10.1- Agreement entered into as of November 2, 2007, between the U.S. Government, as represented by the U.S. Department of Agriculture, Agricultural Research Service and HepaLife Technologies, Inc., a Florida corporation having offices at 60 State Street, Suite 700, Boston, Massachusetts, Confidential Materials Omitted and Filed Separately With the US Securities and Exchange Commission (“Commission”) in accordance with Rule 24b-2 and Securities and Commission regulations set forth in 17 C.F.R. § 200.80(b)(4). Asterisks denote omissions.

Confidential Materials omitted and filed separately with the

US Securities and Exchange Commission. Asterisks denote omissions.

LICENSE AGREEMENT

This Agreement is entered into between the U.S. Government, as represented by the U.S. Department of Agriculture, Agricultural Research Service (hereinafter referred to as “USDA”) and HepaLife Technologies, Inc., a Florida corporation having offices at 60 State Street, Suite 700, Boston, Massachusetts (hereinafter referred to as “HEPALIFE”).

WHEREAS, USDA has performed research to develop novel hepatocyte cell lines derived from the epiblast of pig blastocysts for use in artificial liver devices and in-vitro toxicological testing platforms and has received by assignment certain valuable patent rights thereon; and

WHEREAS, USDA and HEPALIFE have jointly performed research to develop an improved fetal pig hepatocyte cell line denoted “ARS-PICM-19H” and owns certain valuable property rights thereon; and

WHEREAS, such research was performed under the terms of Cooperative Research and Development Agreement No. 58-3K95-3-0967 (the “CRADA”), and the invention resulting from said research constitutes a Subject Invention as defined in the CRADA; and

WHEREAS, USDA and HEPALIFE are continuing to perform joint research on improved fetal pig hepatocyte cell lines for use in artificial liver devices and in-vitro toxicological testing platforms under the terms of Cooperative Research and Development Agreement No 58-3K95-8-1238 (the “CRADA 2”); and

WHEREAS, HEPALIFE desires to exercise its option to an exclusive license to the Subject Invention pursuant to the provisions of the CRADA; and

WHEREAS, USDA desires, in the public interest, that said inventions be perfected, marketed, and practiced so that the benefits are readily available for widest possible utilization in the shortest time possible; and

WHEREAS, HEPALIFE represents that it has access to the cell-based technologies and products markets and has the necessary business expertise as described in their license application to bring the invention to the point of practical application and make the invention available to the public; and

WHEREAS, HEPALIFE intends to enter into agreements with one or more manufacturing and/or clinical testing partners to test, develop and manufacture the invention; and

WHEREAS, USDA is willing to grant a license to HEPALIFE contingent upon HEPALIFE raising the necessary investment capital to carry out its business plan; and

WHEREAS, USDA is willing to provide reasonable assistance to HEPALIFE to help bring the invention to the point of practical application

NOW, THEREFORE, in consideration of the foregoing and pursuant to 35 USC 207 and 37 CFR 404 and the mutual promises and obligations hereinafter set forth, USDA and HEPALIFE, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1

Licensed Patents means U.S. Patent No. 5,532,156, entitled “Hepatocyte Cell Line Derived From the Epiblast of Pig Blastocysts”, which issued on July 2, 1996, all reissues, reexaminations, and patent term extensions of this patent; U.S. Patent No. 5,866,420, entitled “Artificial Liver Device”, which issued on February 2, 1999, all reissues, reexaminations and patent term extensions of this patent; and any U.S. Patent Applications and resulting issued patents encompassed by ARS Invention Disclosure Docket ****, all continuations, divisions, reissues, reexaminations, patent term extensions of such patents, any continuations-in-part that have complied with the requirements set forth in 37 CFR 404.7 and any foreign equivalents thereof.

1.2

Licensed Materials means any and all of the fetal pig hepatocyte cell line(s) described in the Licensed Patents, including, but not limited to “ARS-PICM-19” and “ARS-PICM-19H”, and all progeny, subclones and modified and/ or unmodified derivatives thereof.

1.3

Licensed Products I means any and all in vitro toxicological testing platforms for determining the potential toxicity and metabolism of new pharmacological compounds in the liver using the Licensed Materials and/or the isolated cell line of normal pluripotent parenchymal hepatocytes derived from a primary culture of pig epiblast cells as encompassed by the claims of the Licensed Patents.

1.4

Licensed Products II means any bioartifical liver device for use in human patients as encompassed by the claims of the Licensed Patents or which directly incorporates the Licensed Materials.

1.5

Licensed Products includes Licensed Products I and Licensed Products II.

1.6

Licensed Territory means the United States of America, its possessions and territories and any other jurisdiction in which a Valid Claim of a licensed patent exists during the term of this Agreement..

1.7

Manufacturing or Distribution Partner means any person, corporation, university, government laboratory or other entity which has the technical expertise and material resources necessary to assist HEPALIFE in the testing, development, manufacture, sale or distribution of Licensed Products, in accordance with the business plan submitted by HEPALIFE with its license application.

1.8

Financial Partner means any person, corporation, firm, partnership or other entity which agrees to provide capital and/or other resources for the development, scale-up, production, clinical and field trials of Licensed Products, in accordance with the business plan submitted by HEPALIFE with its license application.

1.9

Affiliate means any company, corporation, partnership, or other entity controlled by, controlling, or under common control with HEPALIFE, directly or indirectly, where control means the ownership of at least fifty percent (50%) of the voting stock or other ownership interest of an entity.  For purposes of this Agreement, all references to HEPALIFE shall be deemed to include its Affiliates.

1.10

Net Sales means the gross sales of Licensed Products by HEPALIFE or its sublicensees to an independent third party (excluding Affiliates) less the sum of the following:

(a)

discounts, in amounts customary in the trade, for quantity purchases, cash payments, wholesalers, and distributors;

(b)

amounts repaid or credited by reason of rejection or returns; and

(c)

any freight or other transportation costs, insurance, duties, tariffs and sales and excise taxes based directly on sales or turnover or delivery of material produced under this

Agreement.

No deductions shall be made for commissions paid to sales persons or agents or for the cost of collections.  Licensed Products produced by HEPALIFE for its own use shall be included for the purposes of computing Net Sales, except such Licensed Products used for non-revenue producing activity such as promotional items or market trials.  Licensed Products shall be considered sold when billed or invoiced.

1.11

Valid Claim means all pending and issued claims of the Licensed Patents which have not been held invalid or unenforceable in a decision rendered by a tribunal of competent jurisdiction. In the event that a decision invalidating or revoking an issued Licensed Patent is overturned on appeal with the effect to reinstate the patent, such claim shall again be considered a Valid Claim as of the date of such decision.

1.12

Effective Date means the later date on which this Agreement is executed by a party to the Agreement.

ARTICLE II

GRANT

2.1

USDA grants to HEPALIFE, subject to the terms and conditions herein, an exclusive license in the Licensed Territory under the Licensed Patents to make, have made, use, have used, sell and have sold Licensed Products for the term of this Agreement.

2.2

USDA grants to HEPALIFE, subject to the terms and conditions herein, an exclusive license in the Licensed Territory to make, have made, use, have used, sell and have sold Licensed Materials for the term of this Agreement.

2.3

USDA grants to HEPALIFE the right to grant sublicenses subject to the provisions of this Agreement and to the prior submission to and approval by USDA of the proposed sublicense, which approval shall not be unreasonably withheld.  All sublicenses shall make reference to this Agreement, including the rights retained by the U.S. Government in accordance with the provisions of Article III below.  HEPALIFE shall provide USDA with a copy of all executed sublicense agreements.

ARTICLE III

RESERVATION OF RIGHTS

3.1

The licenses granted in Article II above are subject to the reservation by USDA of an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of the Licensed Patents throughout the world by or on behalf of the U.S. Government, and on behalf of any foreign government pursuant to any existing or future treaty or agreement to which the United States is a signatory, including the right to engage in research, either alone or with one or more third parties, on inventions covered by the Licensed Patents.

3.2

USDA reserves the right to require HEPALIFE to grant sublicenses to responsible applicants, on reasonable terms, under any of the following circumstances:

(a)

such grant is necessary to fulfill health or safety needs; or

(b)

such grant is necessary to ensure that a specific commercial use for the Licensed Patent, which is not being actively brought to practical application by HEPALIFE in the United States, is made available for utilization by the United States public.

ARTICLE IV

FEES, ROYALTIES, AND PAYMENTS

4.1

HEPALIFE shall pay to USDA a license execution fee of ****. The first installment of **** shall be due and payable within thirty (30) days of the Effective Date of the Agreement.  The second installment of **** shall be due and payable one (1) year from the Effective Date of the Agreement.  No part of the license execution fee shall be refunded for any reason.

4.2

HEPALIFE shall pay to USDA an annual license maintenance fee in accordance with the following schedule:

****

****

****

****

****

****

****

****

****

****

****

****

An annual maintenance fee of **** shall be due on March 1 of each calendar year thereafter for the term of the Agreement.  The annual license maintenance fee shall be credited against royalties owed to USDA under Paragraph 4.3 below during the same calendar year.  The annual license maintenance fee paid in a given calendar year shall not be credited against royalties owed in subsequent calendar years.  No part of the annual license maintenance fee shall be refunded for any reason.

4.3

HEPALIFE shall pay USDA royalties **** on the Net Sales of Licensed Products I by HEPALIFE and its sublicensees.  HEPALIFE shall pay USDA royalties **** on the Net Sales of Licensed Products II by HEPALIFE and its sublicensees.  Royalties shall be due and payable upon submission of each royalty report, in accordance with the provisions of Paragraph 5.2 below.

4.4

HEPALIFE shall pay to USDA **** of any payments other than royalties payable under Paragraph 4.3 above received from a sublicensee as consideration for the rights granted to the sublicensee under the Licensed Patents.  Such payments may include, but are not limited to, license execution fees, milestone payments, and license maintenance fees.  Payments specifically committed to further research on the Licensed Products or payments received as consideration for the sale of HEPALIFE, in whole or in part, are excluded and shall not be considered part of this calculation.

4.5

HEPALIFE shall pay USDA a milestone payment upon completion of each of the following milestone events:

Milestone Event

****

I.  FDA Approval to Initiate a Phase I Clinical Trial

****

    Using Licensed Products in the United States

II. FDA Approval to Initiate a Phase III Clinical Trial

****

     For Licensed Products in the United States

III. Grant of Final FDA Approval to Manufacture, Use

****

      Market and Sell Licensed Products in the United States

Milestone payment(s) shall be due within thirty (30) days of receiving an approval or grant from FDA.  Milestone payments will not be creditable against royalties. No part of the milestone payment(s) shall be refunded for any reason.

4.6

 USDA shall prosecute and maintain the Licensed Patents in the Licensed Territory during the term of this Agreement subject to the conditions set forth herein.  HEPALIFE shall reimburse USDA for all fees and expenses, including reasonable legal fees, incurred by USDA in filing, prosecuting and maintaining the Licensed Patents in the Licensed Territory during the term of this Agreement.  USDA shall keep HEPALIFE advised as to the status of the prosecution of the Licensed Patents., USDA will provide HEPALIFE with cost estimates before costs are incurred and will provide HEPALIFE with timely notice of any changes in cost estimates.  HEPALIFE shall be entitled to review all actions undertaken in the prosecution of the Licensed Patents and shall be given the opportunity to make reasonable requests as to the conduct of such prosecution, provided that all such requests are made in writing to USDA.  USDA shall provide HEPALIFE a statement of all such fees and expenses on a quarterly basis, and reimbursement shall be due within thirty (30) days of receipt of such statement.  In the event that HEPALIFE decides not to continue to support the filing, prosecution or maintenance of any patent application or patent included within the Licensed Patents, then HEPALIFE shall reimburse all fees and expenses incurred up to the date of receipt of such notification by USDA.  USDA shall terminate the HEPALIFE license in the country(ies) where patent filing, prosecution and/or maintenance is not supported by HEPALIFE, effective on the date of receipt by USDA of written notification by HEPALIFE.

4.7

USDA shall not abandon the Licensed Patents without first giving HEPALIFE notice and opportunity to assume full responsibility for the filing and continued prosecution and maintenance of the Licensed Patents.  HEPALIFE shall have the right, but not the obligation, to assume responsibility for the filing, prosecution and maintenance of the Licensed Patents, on a patent-by-patent and country-by-country basis, at its own expense with counsel of its own choice.  Upon written notice from HEPALIFE indicating its election to assume such responsibility, USDA shall transfer or cause to be transferred the complete prosecution file for such patent(s), including all correspondence and filings with patent authorities with respect to such patent(s), whereupon such patent(s) shall remain part of the Licensed Patents hereunder, but HEPALIFE shall be solely responsible for all costs and expenses associated with the filing, prosecution and maintenance of the same.

4.8

All payments due USDA under this Article IV shall be payable in United States dollars for the account of USDA/Agricultural Research Service, License No. 1154-002.  All checks and bank drafts shall be drawn on United States banks.  A late payment of a license fee or royalty shall automatically raise said fee or royalty by an amount equal to one percent (1%) of the amount due for each month beyond the due date of such late payment.  Conversion of foreign currency to United States dollars shall be made on the last business day of the applicable reporting period for the purchase of United States dollar bank wire transfers for settlement of such payment obligations.  Any and all loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion of other currency to United States dollars shall be paid entirely by HEPALIFE.

ARTICLE V

REPORTS AND RECORDS

5.1

HEPALIFE shall provide written annual reports within sixty (60) days of the end of each calendar year detailing progress being made to bring the Licensed Patents to practical application.  No further annual progress reports will be required after notification of the first commercial sale of Licensed Products unless otherwise requested by USDA.

5.2

After notification of the first commercial sale of Licensed Products, HEPALIFE shall submit to USDA within sixty (60) days after each calendar half year ending June 30th and December 31st, reports setting forth for the preceding six (6) month period the amount of Licensed Products made, used, or sold or otherwise disposed of by HEPALIFE, and its sublicensees, the Net Sales thereof and the royalties due pursuant to Paragraph 4.3 above.  The report shall include an itemized accounting of the number of units of Licensed Products sold, price per unit, and each deduction taken from the gross sales for the purpose of calculating Net Sales.  A written report shall be due for each reporting period whether or not any royalties are due to USDA.

5.3

HEPALIFE, and its sublicensees, shall keep accurate and complete records as are required for the determination of royalties owed to USDA pursuant to this Agreement.  Such records shall be retained for at least five (5) years following a given reporting period. Upon reasonable notice and at the expense of USDA, such records shall be available during normal business hours for inspection and audit by an independent certified public accountant selected by USDA for the sole purpose of verifying reports and payments hereunder.  Such accountant may be required to sign a confidentiality agreement and shall not disclose to USDA any information other than information relating to the accuracy of reports and payments made under this Agreement.  HEPALIFE, and its sublicensees, shall provide full cooperation in such inspection and audit.  Such cooperation shall include, but not limited to, providing sufficient time for such examination and convenient access to relevant personnel and records.  If an inspection and audit show an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then HEPALIFE shall reimburse USDA for the cost of the inspection at the time HEPALIFE pays the unreported royalties, including any late charges as required by Paragraph 4.8 of this Agreement.  Any overpayments shall be fully creditable against amounts payable in subsequent payment periods. All payments required under this Paragraph 5.3 shall be due within thirty (30) days of the date USDA provides HEPALIFE notice of the payment due.  In no event, however, shall such audits be conducted more frequently than once every twelve (12) months.

ARTICLE VI

LICENSEE PERFORMANCE

6.1

HEPALIFE shall expend reasonable efforts and resources to carry out the development and marketing plan submitted with HEPALIFE’s application for a license and to bring the Licensed Patents to the point of practical application as defined in Title 37 of the Code of Federal Regulations, Section 404.3(d).  HEPALIFE shall submit appropriate applications for regulatory approval for the Licensed Products to the Food and Drug Administration (“FDA”) within five (5) years of the Effective Date of the Agreement and HEPALIFE shall offer Licensed Products for sale in the U.S. within one (1) year of receiving regulatory approval from FDA, unless this period is extended by mutual agreement of the parties.  USDA shall not unreasonably withhold approval of any request by HEPALIFE to extend this period if such request is supported by evidence of reasonable efforts by HEPALIFE to bring the Licensed Patents to practical application, including any reasonable and diligent application for regulatory approvals required by any U.S. Government agency.

6.2

HEPALIFE shall enter into an agreement with one or more Financial Partners to secure the additional funding necessary to accomplish the milestones identified in HEPALIFE’s license application within five (5) years of the Effective Date of this Agreement.  This period may be extended for an additional one (1) year period upon written request by HEPALIFE.  No further extensions shall be granted by USDA, except under extraordinary circumstances and by mutual agreement of the parties.

6.3

HEPALIFE shall acquire or lease suitable production facilities or enter into an agreement with Manufacturing or Distribution Partner(s) within one (1) year from receiving regulatory approval from FDA unless this period is extended by mutual agreement of the parties.  USDA shall not unreasonably withhold approval of any request by HEPALIFE to extend this period if such request is supported by evidence of reasonable efforts by HEPALIFE to execute such an agreement.

6.4

HEPALIFE shall notify USDA in writing within fifteen (15) days after the first commercial sale of Licensed Products I and Licensed Products II by HEPALIFE, or its sublicensees.

6.5

Licensed Materials used in Licensed Products sold or otherwise disposed of in the United States by HEPALIFE, or its sublicensees, shall be manufactured substantially in the United States.

6.6

After bringing the Licensed Patents to the point of practical application in the United States, HEPALIFE shall keep Licensed Products reasonably available to the United States public during the term of this Agreement.

ARTICLE VII

DURATION, MODIFICATION, AND TERMINATION

7.1

This Agreement shall commence on the Effective Date and, unless sooner terminated as provided under this Article VII, shall remain in effect until the expiration of the last to expire Licensed Patents.

7.2

This Agreement may be modified or terminated by USDA, subject to the provisions of Paragraphs 7.3 and 12.4 below, if it is determined that any one of the following has occurred:

(a)

HEPALIFE, or its sublicensees, fails to meet the obligations set forth in Article VI above;

(b)

Such action is necessary to meet requirements for public use specified by Federal regulations issued after the date of this Agreement and such requirements are not reasonably satisfied by HEPALIFE, or one of its sublicensees;

(c)

HEPALIFE has willfully made a false statement or willfully omitted a material fact in the license application or in any report required by this Agreement;

(d)

HEPALIFE, or its sublicensees, commits a substantial breach of a covenant or provision contained in this Agreement;

(e)

HEPALIFE has been found by a court of competent jurisdiction to have violated the Federal antitrust laws in connection with its performance under this Agreement;

(f)

HEPALIFE is adjudged bankrupt or has its assets placed in the hands of a receiver or makes any assignment or other accommodation for the benefit of creditors; or

(g)

HEPALIFE, or its sublicensees, misuses the Licensed Patents.

7.3

Prior to modification or termination of this Agreement, USDA shall furnish HEPALIFE and any sublicensees of record a written notice of intention to modify or terminate, and HEPALIFE shall be allowed thirty (30) days after the date of such notice to remedy any breach or default of any covenant or agreement of this Agreement or to show cause why this Agreement should not be modified or terminated.

7.4

HEPALIFE may terminate this Agreement at any time upon ninety (90) days written notice to USDA.  If HEPALIFE terminates this Agreement in accordance with the provisions of this Paragraph 7.4, HEPALIFE shall provide USDA with a summary report of the reasons for termination, whether of a business or technical nature.

7.5

Upon termination of this Agreement, all sums that have accrued and are due to USDA pursuant to Article IV hereunder shall become immediately payable.  In all other respects, the rights and obligations of the parties hereto concerning the Licensed Patents included in such termination shall cease as of the effective date of such termination.  HEPALIFE may, however, sell all Licensed Products completed and in inventory provided that royalties are paid on any such sales in accordance with the provisions of Article IV.

7.6

In the event of termination of this Agreement, any sublicense of record granted pursuant to Paragraph 2.3, may either be converted to a license directly between sublicensee and USDA or be terminated, at the option of the sublicensee.

ARTICLE VIII

PATENT ENFORCEMENT

8.1

The U.S. Government is not obligated to enforce the Licensed Patents against infringers.  HEPALIFE shall continue to make all payments accruing to USDA pursuant to Article IV hereunder until such time as this Agreement is terminated by either party, even if the Government elects not to enforce the Licensed Patents against infringers.

8.2

HEPALIFE is granted the first option at its own expense, in its own name, to enforce the Licensed Patents against a specific party who may be infringing the Licensed Patents, subject to the following conditions:

(a)

The right of enforcement granted under this Paragraph 8.2 shall constitute the rights provided under Title 35, Chapter 29, of the U.S. Code.

(b)

If HEPALIFE elects the option to enforce the Licensed Patents against a specific party, the Government shall not be entitled to bring an enforcement action against such party except if it chooses to join with HEPALIFE.

(c)

Prior to enforcement against a specific party, HEPALIFE shall submit a written request to elect the option to enforce the Licensed Patents, and USDA must approve the election before HEPALIFE may bring an enforcement action against such party.  Such enforcement actions may include, but are not limited to, notifying such party, either verbally or in writing, to cease and desist the alleged infringing activity or filing an infringement suit against such party.

(i)

If USDA does not approve the election, and cannot reasonably establish non-infringement, within ninety (90) days of HEPALIFE’s request for approval, HEPALIFE shall not be obligated to pay royalties or fees that begin to accrue at the end of the ninety (90) day period.

(ii)

If USDA grants approval after the end of the ninety (90) day period, HEPALIFE shall be obligated to pay royalties and fees that accrue beginning with the day of subsequent approval, but shall not be obligated to pay royalties or fees that previously accrued during the time extending from the end of the ninety (90) day period to the day of subsequent approval.

(d)

If USDA requests in writing that HEPALIFE decide whether to elect the option to enforce the Licensed Patents against a specific party, HEPALIFE shall submit its decision within sixty (60) days of the date of request.  In the absence of a written response during the sixty (60) day period, the U.S. Government may enforce the Licensed Patents without HEPALIFE.

8.3

The following conditions apply to court awards and sublicensing revenues and other considerations as to the Licensed Patents, if HEPALIFE elects the enforcement option against a specific party.

(a)

HEPALIFE is not required to share, with USDA, court awards from such party, but is required to share sublicensing revenues and other considerations from such party pursuant to Article IV hereunder.

(b)

HEPALIFE’s reasonable attorney’s fees for attempting to sublicense or enforce the Licensed Patents against a specific party may be deducted from payments due to USDA under a sublicense to such party, provided that such reasonable attorney’s fees are not recouped as part of a court award for infringement of the Licensed Patents by such party, and provided that any such deductions do not exceed fifty percent (50%) of the payments due to USDA during any single reporting period.

8.4

In the absence of prior written consent from USDA, HEPALIFE shall not be entitled to waive any rights in the Licensed Patents as part of an agreement with a party who may be infringing the Licensed Patents.

ARTICLE IX

CONFIDENTIALITY, MARKING AND NON-USE OF NAMES

9.1

HEPALIFE, and its sublicensees, shall mark Licensed Products or packages containing Licensed Products with all applicable patent numbers.

9.2

HEPALIFE shall not use the name of the U.S. Government, the name of any department or agency of the U.S. Government, the name of any U.S. Government employee, or any adaptation of the above in any promotional activity without prior written approval from USDA.

9.3

HEPALIFE’s business and financial information shall be held in strict confidence and shall not subject to disclosure pursuant to 37 C.F.R. §404.14.  Any unauthorized disclosure of HEPALIFE’s confidential information may subject the violator to personal, civil and/or criminal penalties pursuant to 18 U.S.C. §1905.

9.4

HEPALIFE may disclose confidential information, including the existence of this Agreement, to the extent (and only to the extent) such disclosure is reasonably necessary in order to comply with applicable law or regulation (including any securities law or regulation or the rules of a securities exchange) or with the judicial process, if in the reasonable opinion of HEPALIFE’s counsel, such disclosure is necessary for such compliance and to Affiliates, potential and future collaborators (including sublicensees of HEPALIFE), permitted acquirers or assignees, research collaborators, subcontractors, investment bankers, investors, and/or lenders under the terms of a Confidentiality Agreement.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.1

USDA represents and warrants that the entire right, title and interest in the Licensed Patent has been assigned to the United States of America as represented by the Secretary of Agriculture and that USDA has the authority to issue licenses under the Licensed Patents.

10.2

USDA does not warrant the patentability or validity of the Licensed Patents and makes no representations whatsoever with regard to the scope of the Licensed Patent or that such Licensed Patents may be exploited without infringing other patents.  USDA makes no warranty that the Licensed Materials may be exploited without infringing other patents.  USDA FURTHER MAKES NO WARRANTIES AS TO THE MERCHANTABILITY OR FITNESS OF THE LICENSED PATENTS, THE LICENSED MATERIALS OR THE LICENSED PRODUCTS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER WARRANTIES EXPRESS OR IMPLIED.

ARTICLE XI

NOTICES

Written notices and reports required to be given under this Agreement, and submission of license execution and maintenance fees and royalties, shall be mailed by first class mail, postage prepaid and addressed as follows:

If to USDA

If to HEPALIFE

Assistant Administrator

Frank Menzler, President & CEO

USDA, ARS, Office of Technology Transfer

HepaLife Technologies, Inc.

5601 Sunnyside Avenue, 4-1159

60 State Street, Suite 700

Beltsville, Maryland 20705-5131

Boston, Massachusetts 02109

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1

This Agreement shall not be transferred or assigned by HEPALIFE to any party other than to an Affiliate or to a successor or assignee of the entire business interest of HEPALIFE relating to the Licensed Patents, without the prior written approval of USDA, such approval not to be unreasonably withheld.  In no event, however, shall HEPALIFE assign or transfer this Agreement to a party not a citizen or resident of the United States of America.  HEPALIFE shall notify USDA in writing prior to any such transfer or assignment.  This Agreement shall inure to the benefit of, and be binding upon, the legal representatives, successors and permitted assigns of HEPALIFE.

12.2

The interpretation and application of the provisions of this Agreement shall be governed by the laws of the United States as interpreted and applied by the Federal courts in the District of Columbia.

12.3

Neither party may waive or release any of its rights or interest in this Agreement except in writing.  The failure of a party to assert a right hereunder or to insist on compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

12.4

The parties shall make every reasonable effort to resolve amicably any dispute concerning a question of fact arising under this Agreement.  In accordance with the requirements of 37 CFR 404.11, USDA has established an administrative procedure for resolving disputes not settled amicably between the parties.  Any such disputes shall be decided by the Assistant Administrator, Office of Technology Transfer, Agricultural Research

Service (ARS), who shall reduce such decision to writing and mail or otherwise furnish a copy thereof to HEPALIFE.  Any decision of the Assistant Administrator, ARS, whether it be a question of fact, or to modify or terminate this Agreement, may be appealed to the Administrator, ARS, whose decision shall be administratively final and conclusive.  This shall not preclude HEPALIFE from taking additional legal action once all administrative avenues have been exhausted.  Pending final decision of a dispute hereunder, HEPALIFE shall proceed diligently with the performance of its obligations under this Agreement.

12.5

Nothing relating to the grant of this license, nor the grant itself, shall be construed to confer upon HEPALIFE or its sublicensees any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to this license shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

12.6

The provisions of this Agreement are severable, and the illegality or invalidity of any provision of this Agreement shall not impair, affect, or invalidate any other provisions of this Agreement.

12.7

This Agreement constitutes the entire agreement and understanding between the parties, and neither party shall be obligated by any condition, promise or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

FOR THE UNITED STATES DEPARTMENT OF AGRICULTURE:

/s/ Richard J. Brenner

Signature

Date: November 2, 2007

RICHARD J. BRENNER

Assistant Administrator, Agricultural Research Service

FOR HEPALIFE TECHNOLGIES, INC.:

/s/ Frank Menzler

Signature

Date: November 2, 2007

FRANK MENZLER

President and Chief Executive Officer, HepaLife Technologies, Inc.